Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting firm”, “Financial Highlights”, and “Appendix D – Acquired Fund Financial Highlights” in the Proxy Statement/Prospectus and “Independent Registered Public Accounting firm” and “Financial Statements” in the Statement of Additional Information included in this Registration Statement (Form N-14) of Morgan Stanley ETF Trust.

We also consent to the incorporation by reference of our report dated November 27, 2023, with respect to the financial statements and financial highlights of Short Duration Income Portfolio (one of the funds constituting Morgan Stanley Institutional Fund Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

Boston, Massachusetts

December 18, 2023